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                             [Cubist Letterhead]

VIA TELEFAX & FEDEX                                                Exhibit 10.8

June 26, 1997

Barrie Hesp, D.Phil.
Vice President-Technology Investment
Central Research Division
Pfizer Inc.
Eastern Point Road
Groton, CT 06340

Dear Barrie:

     Reference is hereby made to that certain Collaborative Research Agreement, dated December 15, 1995 (the "Research Agreement"), between Cubist Pharmaceuticals, Inc., a Delaware corporation ("Cubist"), and Pfizer Inc., a Delaware corporation ("Pfizer"). Capitalized terms used herein without definition shall have the respective meaning ascribed to such terms in the Research Agreement.

     The parties are entering into this letter agreement for purposes of implementing certain of the provisions of Section 2.1.2 of the Research Agreement, which provide Cubist with the right to select one of the compounds screened in the Secondary Screening Program and to develop such compound, whether internally at Cubist or with or through third parties, without any further obligation to Pfizer.

     Accordingly, Cubist and Pfizer hereby agree as follows:

     1. EXPIRATION OF TERM; NO DESIGNATION BY PFIZER OF ANY COMPOUND FOR DEVELOPMENT. The parties hereby acknowledge and agree that the term of the Research Agreement expired on June 20, 1997. Pfizer hereby further acknowledges that it never elected to designate any of the compounds that were subject to the screening and research activities under the Research Agreement as a candidate or candidates to enter into a Drug Discovery Program.

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     2. Cubist's Designation of Compound. Cubist hereby selects and designates [CP-389962] (the "Subject Compound") for development by Cubist, either alone or with or through third parties, without further obligation to Pfizer. Pfizer represents and warrants that it has not filed a patent application or been issued a patent with respect to the Subject Compound. The parties hereby acknowledge and agree that the Subject Compound was one of the compounds included in the Secondary Screening Program and that the foregoing selection and designation by Cubist of the Subject Compound for development without further obligation to Pfizer is consistent with the rights previously granted by Pfizer to Cubist pursuant to Section 2.1.2 of the Research Agreement.

     3. License. Pfizer hereby grants to Cubist the exclusive, worldwide license (including the right to grant sublicenses) to make, use, offer to sell, import and sell the Subject Compound.

     4. No Obligations. Cubist shall have no obligations to Pfizer of any kind whatsoever in connection with the Subject Compound and its development or commercialization or in connection with the license set forth in Section 3 hereof. The parties specifically acknowledge and agree that no license fee, milestone payment, royalty payment or any other kind of payment shall be due by Cubist to Pfizer in connection with the development or commercialization of the Subject Compound or in connection with the license set forth in
Section 3 hereof.

     If the foregoing represents our agreement, please sign where indicated below, whereupon this letter agreement will constitute a legally binding and enforceable agreement executed under seal.

                                      Very truly yours,

                                      CUBIST PHARMACEUTICALS, INC.

                                      By:  Scott M. Rocklage
                                           -----------------------------------
                                           Scott M. Rocklage, Ph.D., President


Accepted and Agreed To:

PFIZER INC.

By:  Barrie Hesp
     ----------------------------
     Name:  Barrie Hesp, D. Phil.
     Title: Vice President
         Technology Investments